SHARE PURCHASE AGREEMENT

27th GH

THIS AGREEMENT is dated for reference as of the 24thday of August, 2007.

AMONG:

ICP SOLAR TECHNOLOGIES INC., a corporation duly formed under the laws of Canada with its principal office at: 7075 Place Robert-Joncas, Unit 131, Montreal, Quebec, Canada H4M 2Z2

(hereinafter called the "Acquirer")

OF THE FIRST PART

AND:

WES POWER TECHNOLOGY INC., a corporation duly formed under the laws of Canada with its principal office at: Ocean Technology Enterprise Centre, NRC-Institute for Ocean Technology, 10 Arctic Avenue, MUN Campus, St. John's, Newfoundland, Canada A1B 3T5

(hereinafter called "WES")

OF THE SECOND PART

AND:

Gerry Heffernan., residing at_70 Monkstown Road, St. John's

And

Michael Snow., residing at_67 MacBeth Drive, St. John's

And

Philip Crowley., residing at_188 Salmonier Line, Holyrood

(hereinafter collectively called "Vendor)

OF THE THIRD PART

And

ICP SOLAR TECHNOLOGIES INC., a corporation duly formed under the laws of Nevada with its principal office at: 7075 Place Robert-Joncas, Unit 131, Montreal, Quebec, Canada H4M 2Z2

(hereinafter called "ICP")

OF THE FOURTH PART

(Hereinafter called the "Parties")

GH

WHEREAS:

A. The Acquirer has offered to purchase 100% of the issued and outstanding common shares of WES from the Vendor

B. The Vendor has agreed to sell to Acquirer 100% of WES's issued and outstanding common shares on the terms and conditions set forth herein;

The Boards of Directors of each of WES and the Acquirer will have approved and adopted this Agreement at the time of signature;

1. INTERPRETATION

1.1 Where used herein or in any amendments or Schedules hereto, the following terms shall have the following meanings:

(a) "Business" means the business in which WES is engaged, namely:

(i) the development of performance management products for the renewable power market, for which wind and solar are key power sources.

(ii) any other enterprise that is directly related to the foregoing.

(b) "Closing Date" means on or about September 30, 2007 or any other date mutually agreed upon by the parties.

(c) "Shares" means the common shares of the capital stock of WES

1.2 All dollar amounts referred to in this Agreement are in US funds, unless expressly stated otherwise.

1.3 The following schedules are attached to and form part of this Agreement:

Schedule	Description
A	WES Financial Statements as of July 31, 2007
B	List of Outstanding Liabilities of WES as at July 31, 2007
C	List of Preferred Shareholders

OH

2. PURCHASE OF SHARES and CONDITIONS OF SALE

2.1 The Vendor hereby covenants and agrees to sell, assign and transfer to Acquirer, and Acquirer covenants and agrees to purchase from Vendor, at the Closing Date, the Shares held by the Vendor.

2.2 In consideration for the Vendor entering into this Agreement and completing the sale of the WES Shares to Acquirer, the terms of the purchase of the Shares shall be as follows:

(a) The purchase price for the Shares shall consist of a total amount of $1.00 (the "Purchase Price").

(b) Issuance to the Vendor, on the Closing Date, by ICP of 250,000 warrants to purchase common shares of ICP. The Warrants will have a maturity date of five (5) years from date of issuance and an exercise price equal to the closing share price of ICP (ticker symbol ICPR on the OTC BB) on the last trading day prior to the date of issuance. The warrants shall be convertible within five (5) years from date of issuance following registration with the SEC. The related restricted shares shall become available for sale at the earliest on October 31, 2007.

(c) Execution of employment agreements by Acquirer or one of its subsidiaries with each of Gerry Heffernan, Michael Snow, and Philip Crowley, to the satisfaction of all parties.

2.3 Undertakings by the Acquirer prior to closing:

(a) Performance of satisfactory due diligence of WES by the Acquirer between the date of this agreement and the Closing date.

(b) Issuance of 33,000 ICP common shares to WES preferred shareholders.

2.4 The Parties agree not to disclose any of the contents of this agreement to any third party without the express prior written authorization of the Parties.

4. COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND WES

The Vendor and WES jointly and severally covenant with and represent and warrant to Acquirer as follows, and acknowledge that Acquirer is relying upon such covenants, representations and warranties in connection with the purchase by Acquirer of the Shares:

4.1 WES has been duly incorporated and organized, is a validly existing company with limited liability and is in good standing under Canadian law; it has the corporate power to own or lease its property and to carry on Business; it is duly qualified as a company to do business and is in good

standing with respect thereto in each jurisdiction in which the nature of the Business or the property owned or leased by it makes such qualification necessary; and it has all necessary licenses, permits, authorizations and consents to operate its Business.

4.2 The authorized share capital of WES consists of unlimited number of common shares with no par value, of which 1,311,288 shares are issued and outstanding as fully paid and non-assessable.

4.3 The Shares owned by the Vendor are owned by the Vendor as the beneficial and recorded owner with good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

4.4 No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Vendor of any of the Shares held by them.

4.5 No person, firm or corporation has any agreement or option, including convertible securities, warrants or convertible obligations of any nature, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of WES or of any securities of Vendor.

4.6 WES will not, without the prior written consent of Acquirer issue any additional shares from and after the date hereof to the Closing Date or create any options, warrants or rights for any person to subscribe for or acquire any unissued shares in the capital of WES.

4.7 The books and records presented as of July 31, 2007 of WES and its Subsidiaries fairly and correctly set out and disclose in all material respects, in accordance with Canadian generally accepted accounting principles, the financial position of WES as at the date hereof, and all material financial transactions of WES relating to the Business have been accurately recorded in such books and records.

4.8 WES Financial Statements presented as of July 31, 2007 present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of WES and its Subsidiaries as at the date thereof and there will not be, prior to the Closing Date, any material increase in such liabilities other than increases arising as a result of carrying on the Business in the ordinary and normal course , and if they do not the Acquirer has the write of offset against any debt owing to WES . The Vendor and the Acquirer have attached the agreed and signed off financial statements as Appendix A to this agreement.

4.9 The Vendors hereby agree to forgive any and all debt, liabilities and any other obligations of any nature that WES has or may have had towards the Vendor in the past excepting those that have accrued under normal business practices including consulting fees and shareholder loans to company founders under $10,000 per vendor.

4.10 WES and the Vendor hereby certify that all existing debt, liabilities and any other obligations of any nature that WES may have towards any party (the "Debt") has been fully disclosed in Schedule B of this Agreement and that Schedule B is complete and accurately reflects the Debt.

4.11 To the best of WES and the Vendor's knowledge, the entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of WES and its Subsidiaries or of any indenture, instrument or agreement, written or oral, to which WES and its Subsidiaries or the Vendor may be a party.

4.12 The entering into of this Agreement and the consummation of the transaction contemplated hereby will not, to the best of the knowledge of the WES, result in the violation of any law or regulation of the province or country in which it is resident or in which the Business is or at the Closing Date will be carried on or of any municipal bylaw or ordinance to which WES, its Subsidiaries or the Business may be subject.

4.13 This Agreement has been duly authorized, validly executed and delivered by WES and the Vendor.

4.14 The Business has been carried on in the ordinary and normal course by WES and its Subsidiaries since the date of WES Financial Statements and will be carried on by WES and its Subsidiaries in substantially the same manner after the date hereof and up to the Closing Date.

5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer covenants with and represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon such covenants, representations and warranties in entering into this Agreement:

5.1 The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of Acquirer or of any indenture, instrument or agreement, written or oral, to which Acquirer may be a party.

5.2 The entering into of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of the knowledge of Acquirer, result in the violation of any law or regulation of Canada the United States or of any local government bylaw or ordinance to which Acquirer 's business may be subject.

5.3 This Agreement has been duly authorized, validly executed and delivered by Acquirer.

6. CLOSING ARRANGEMENTS

The closing shall take place on the Closing Date at the offices of the Acquirer, or at such other time and place as the parties may mutually agree.

7. GENERAL PROVISIONS

7.1 Time shall be of the essence of this Agreement.

7.2 This Agreement contains the whole agreement between the parties hereto in respect of the purchase and sale of the Shares and there are no warranties, representations, terms, conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this Agreement.

7.3 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither Acquirer nor Vendor may assign this Agreement without prior written consent, which consent may be withheld for any reason whatsoever.

7.4 Any notice to be given under this Agreement shall be duly and properly given if made in writing and delivered or telecopied to the addressee at the address as set out on page one of this Agreement. Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if telecopied, on the next business day after it was telecopied. Any party hereto may change its address for notice from time to time by providing notice of such change to the other parties hereto in accordance with the foregoing.

7.5 This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

7.6 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Quebec.

7.7 Nous avons demandé et consenti que ce contrat soit rédigé en anglais seulement At the request of the Parties, this agreement has been drafted in English.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ACQUIRER
By Its Authorized Signatory:

Sass Peress

President and CEO

VENDOR
By Its Authorized Signatories:

Signature

Gerry Heffernan

Gerry Heffernan

CEO

Title

Signature

Philip Crowley

Philip Crowley

Chief Software Architect & Founder

Title

Signature

Michael Snow

Michael Snow

CTO + Founder

Title

in the presence of:

Signature of Witness

PAMELA PIKE

Name

52 MULLOCK ST. ST. John's

Address

SCHEDULE "A"

SCHEDULE "B"